Exhibit 5.1

Gordon K. Ho T: +1 650 843 5190 gho@cooley.com

February 5, 2014

Revance Therapeutics, Inc.

7555 Gateway Boulevard

Newark, California 94560

Ladies and Gentlemen:

We have acted as counsel to Revance Therapeutics, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, covering an underwritten public offering of up to 1,150,000 shares (the “Shares”) of the Company’s common stock, par value $0.001, which includes up to 1,000,000 Shares to be sold by the Company and up to 150,000 Shares of common stock of the Company that may be sold by the Company pursuant to the exercise of an option to purchase additional shares granted to the underwriters. The Registration Statement is being filed pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-193154), which was declared effective on February 5, 2014, including the prospectus which forms a part of such Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which will be in effect upon the closing of the offering of the Shares in accordance with the Registration Statement and Prospectus, and (d) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Revance Therapeutics, Inc.

February 5, 2014

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Gordon K. Ho

Gordon K. Ho

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM